Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA REPORTS HIGHER SALES

FOR THE SECOND QUARTER OF 2010

Company to Hold Conference Call on August 13, 2010

ANN ARBOR, MICHIGAN, August 12, 2010 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the second quarter ended June 30, 2010.

Second Quarter

Net sales for the second quarter were $528 million, a 15 percent increase over the $459 million of net sales in the same period in 2009. The $69 million increase in net sales was mainly due to improved market conditions, including $10 million of new business with new and existing customers and $11 million of favorable currency translation impact.

Gross profit for the second quarter was $109 million, equating to a gross margin of 20.6 percent, as compared to $90 million, or a gross margin of 19.6 percent, for the same period in 2009. The improvement in gross margin was due in part to higher sales volume and continued cost savings realized from the Company’s comprehensive restructuring program. Additionally, gross profit improved by $3 million due to favorable currency translation.

Selling, general and administrative expenses were $79 million for the quarter, an increase of $15 million compared with the same period in 2009. The increase was partially attributable to an increase in restructuring expense of $8 million, of which $4 million was associated with the closure of the Company’s Venezuelan brake manufacturing facility. Additionally, payroll, advertising and professional fees increased by $5 million over the second quarter of 2009.

Affinia’s net income from continuing operations in the second quarter of 2010 was $10 million, a $5 million reduction from the prior year. The quarter over quarter reduction was due in part to a one time pre-tax gain of $8 million in the second quarter of 2009 resulting from the extinguishment of debt. Additionally, the $15 million increase in selling, general and administrative costs, driven by higher restructuring expense and $2 million of higher interest expense, contributed to lower net income from continuing operations. These increases were offset by $19 million of improved gross profit in the quarter.

“We are very pleased with our focus on profitable revenue growth which resulted in second quarter improvements in both net sales and gross margins. Our improved performance is attributable to both enhanced market conditions and new business wins with new and existing customers. We will continue to energetically pursue top line growth globally by demonstrating our ability to provide our customers with consistently high quality products and services regardless of geographic location,” stated Terry McCormack, Affinia’s President and Chief Executive Officer.

Six Months Ended June 30, 2010

Net sales were $971 million for the first six months of 2010, an increase of $109 million, or 13 percent, compared to the same period in 2009. The increase in sales was driven by strong demand in all markets along with $34 million of currency translation gains, primarily in South America.

Commercial Distribution South America sales increased by $67 million due to improved market conditions, the opening of new distribution locations and the introduction of new product applications. The strengthening of the Brazilian Real also contributed to the increase in sales as compared to the same period in 2009. The Company realized $31 million of increased sales in its Filtration operations as market conditions improved in the US and Canada and it gained market share in Western and Eastern Europe. Brake North America and Asia sales increased by $8 million attributable primarily to favorable currency translation effects. Chassis product sales increased by $6 million as market conditions improved and new business wins were realized. Brake South America sales for the first six months of 2010 decreased by $4 million as compared with the same period in 2009, primarily as a result of the devaluation of the Venezuelan currency.

Gross profit for the first six months of 2010 was $199 million, or a 20.5 percent gross margin, compared with $167 million, or 19.4 percent gross margin, for the same period in 2009. The gross profit increase was due to increased sales volume, $10 million of favorable currency effects and continued cost savings from the comprehensive restructuring program.

Selling, general and administrative expenses were $146 million for the first six months of 2010, an increase of $26 million compared with the same period in 2009. The increase was partially attributable to an increase in restructuring expense of $10 million, of which $6 million was associated with Brake and Chassis operations in North America and $4 million related to the closure of the Company’s Venezuelan brake manufacturing facility. Workers compensation and general liability expenses in the first six months of 2009 were $5 million lower than the first six months of 2010 due to an adjustment based on favorable actuarial studies in 2009. Additionally, payroll, advertising, professional and other selling and administrative costs increased by $11 million over the same period of 2009.

Affinia’s net income from continuing operations in the first six months of 2010 was $16 million, a $3 million reduction from the prior year. The year over year reduction was due in part to a one time pre-tax gain of $8 million in the second quarter of 2009 resulting from the extinguishment of debt. Additionally, the $26 million increase in selling, general and administrative costs, partly driven by higher restructuring expense and $4 million of higher interest expense, contributed to lower net income from continuing operations. These costs were mostly offset by $32 million of improved gross profit during the first half of 2010.

Total debt outstanding as of June 30, 2010 was $649 million and the Company had $49 million of cash and cash equivalents. Cash from operations for the first six months of 2010 resulted in a use of cash of $46 million compared to a use of cash of $7 million in the same period in 2009. The $39 million deterioration in year-over-year operating cash flow was mainly due to a net increase in working capital requirements as accounts receivable and inventory levels increased to support higher sales. No financial maintenance covenants exist under the Company’s refinanced capital structure and the Company remained in compliance with all debt covenants at June 30, 2010.

Affinia Group Intermediate Holdings Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in millions)	Three Months Ended June 30, 2009	Three Months Ended June 30, 2010	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Net sales	$459	$528	$862	$971
Cost of sales	(369)	(419)	(695)	(772)

Gross profit	90	109	167	199
Selling, general and administrative expenses	(64)	(79)	(120)	(146)

Operating profit	26	30	47	53
Gain on extinguishment of debt	8	—	8	—
Other income, net	2	2	2	3
Interest expense	(14)	(16)	(28)	(32)

Income from continuing operations before income tax provision, equity in income and noncontrolling interest	22	16	29	24
Income tax provision	(7)	(6)	(10)	(8)
Equity in income, net of tax	—	—	—	—

Net income from continuing operations	15	10	19	16
Income (loss) from discontinued operations, net of tax	(2)	(1)	(3)	1

Net income	13	9	16	17
Less: net income attributable to noncontrolling interest, net of tax	4	1	3	3

Net income attributable to the Company	$9	$8	$13	$14

Web Cast and Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, August 13, 2010 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial 1-866-551-3680 within the United States and Canada or 1-212-401-6760 for international callers and reference conference ID 1618236#. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.8 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements, include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, statements appearing under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operation”. When used in this report, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects” or future or conditional verbs, such as “could,” “may,” “should” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe that there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. For a discussion of other risks and uncertainties that could materially affect our business financial condition or future results see Part I, “Item 7A Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2009. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this report. Such risks, uncertainties and other important factors include, among others, continued volatility in and disruption to the global economy and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; work stoppages, labor disputes or similar difficulties that could significantly disrupt our operations; our ability to successfully combine our operations with any businesses we have acquired or may acquire; our ability to comply with internal control standards applicable to public companies; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; risks associated with increased levels of drug-related violence in Juarez, Mexico; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; underfunding of our pension plans; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this report and are expressly qualified in their entirety by the cautionary statements included in this report. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

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